Exhibit 99.2
Valeant Pharmaceuticals International
GAAP Reconciliation of Basic and Diluted Earnings Per Share
For The Eight Quarters Ended December 31, 2007

(In thousands, except per share data)	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
Income (loss) from continuing operations	$(7,415)	$(40,949)	$7,533	$(15,986)	$13,523	$21,880	$(2,277)	$(7,072)
Non-GAAP adjustments:								$—
Gain on litigation settlement (a)	(34,000)	—	(17,550)	—	—	—	—	—
Professional fees related to Special Committee option investigation (b)	—	—	—	2,382	630	—	—	—
Restructuring charges (c)	26,466	53,083	17,138	41,494	7,238	6,337	—	9,601
Product impairment (d)	—	—	683	392	—	310	—	—
Tax (e)	9,661	100	5,735	(1,101)	(828)	(14,026)	6,134	10,577

Adjusted income (loss) from continuing operations before the above charges	$(5,288)	$12,234	$13,539	$27,181	$20,563	$14,501	$3,857	$13,106

Adjusted basic EPS from continuing operations	$(0.06)	$0.13	$0.15	$0.29	$0.22	$0.15	$0.04	$0.14

Adjusted diluted EPS from continuing operations	$(0.06)	$0.13	$0.14	$0.28	$0.21	$0.15	$0.04	$0.14

Shares used in basic per share calculation	92,878	92,945	93,244	94,429	94,730	95,049	91,889	90,459

Shares used in diluted per share calculation	92,878	94,695	95,264	95,879	96,019	96,154	92,817	90,978

(a) For the three months ended March 31, 2006, the $34.0 million gain relates to the settlement with the Republic of Serbia. For the three months ended September 30, 2006, the $17.6 million gain relates to the settlement of disclosed litigation with Milan Panic.
(b) Non-recurring professional fees relating to the investigation by the Special Committee into stock option practices and the related restatement of financial statements.
(c) Charges in the three months ended December 31, 2007 relate to the restructuring announced on February 28, 2008. Charges in all periods up to June 30, 2007 relate to the restructuring announced in April 2006.
(d) Product impairment on a certain products sold in Spain.
(e) Tax effect for non-GAAP adjustments, including tax benefits from U.S. net operating losses not recognized for GAAP purposes, and reversal of the tax benefit of resolving the 1997 — 2001 IRS examination.
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as special charges and credits. Management does not consider the excluded items part of the day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty in forecasting such items.
By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Valeant Pharmaceuticals International
Supplementary Summarized Financial Information For The Eight Quarters Ended December 31, 2007
(in thousands)

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
Product sales	$167,454	$197,185	$189,262	$227,661	$167,933	$201,587	$192,976	$223,274
Alliance revenue (including ribavirin royalties)	18,091	21,635	20,968	20,548	36,470	18,955	14,078	16,949

Total Revenues	$185,545	$218,820	$210,230	$248,209	$204,403	$220,542	$207,054	$240,223
Costs and expenses:
Cost of goods sold (excluding amortization)	54,413	62,065	57,326	64,337	46,901	57,614	57,864	70,715
Selling expenses	59,891	60,728	62,635	61,503	58,440	67,645	64,397	68,842
General and administrative expenses	28,387	29,318	26,301	30,577	26,115	28,743	29,159	27,704
Research and development costs	27,693	25,978	20,328	31,443	20,990	22,737	24,885	29,413
Gain on litigation settlements	(34,000)	—	(17,550)	—	—	—	—	—
Restructuring charges and asset impairment	26,466	53,083	17,138	41,494	7,238	6,337	—	9,601
Amortization expense	15,873	15,864	16,774	16,765	17,481	18,666	18,130	17,290

Total costs and expenses	178,723	247,036	182,952	246,119	177,165	201,742	194,435	223,565

Income (loss) from operations	6,822	(28,216)	27,278	2,090	27,238	18,800	12,619	16,658
Interest expense, net	(7,780)	(8,146)	(7,751)	(7,439)	(6,441)	(6,113)	(6,764)	(5,768)
Other income (expense), net including translation and exchange	938	756	(454)	(88)	1,136	1,682	(262)	(1,496)

Income (loss) from continuing operations before provision for income taxes and minority interest	(20)	(35,606)	19,073	(5,437)	21,933	14,369	5,593	9,394
Provision (benefit) for income taxes	7,395	5,343	11,538	10,548	8,410	(7,511)	7,868	16,466
Minority interest	—	—	2	1	—	—	2	—

Income (loss) from continuing operations	(7,415)	(40,949)	7,533	(15,986)	13,523	21,880	(2,277)	(7,072)
Income (loss) from discontinued operations, net	1,269	(1,176)	6,004	(6,848)	(4,200)	(4,966)	(9,813)	(13,261)

Net income (loss)	$(6,146)	$(42,125)	$13,537	$(22,834)	$9,323	$16,914	$(12,090)	$(20,333)